EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2006, accompanying the consolidated financial statements and schedule of The Coast Distribution System, Inc. included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Company’s Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

San Jose, California
August 21, 2006

23.2-1